UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 12 Crow Lane, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 295-4513

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

RenaissanceRe Holdings Ltd. (“RenaissanceRe”) and its affiliates, Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd. and DaVinci Reinsurance Ltd. (such affiliates, collectively, the “Account Parties”), entered into a Fourth Amended and Restated Reimbursement Agreement, dated as of May 17, 2012 (as amended, the “Reimbursement Agreement”), with various banks and financial institutions parties thereto (collectively, the “Banks”), Wells Fargo Bank, National Association, as issuing bank, collateral agent and administrative agent for the Banks, and certain other agents. The Reimbursement Agreement previously provided for commitments from the Banks in an aggregate amount of $450 million and serves as RenaissanceRe’s principal secured letter of credit facility. The commitments under the Reimbursement Agreement expire on May 17, 2015.

Effective as of March 28, 2013, RenaissanceRe reduced the commitments under the Reimbursement Agreement from $450 million to $250 million. The reduction was implemented in connection with a reassessment by RenaissanceRe of the future collateral needs of the Account Parties, taking into account, among other things, its and their access to alternative sources of credit enhancement. Prior to the expiration date set forth above and after giving effect to the $200 million reduction, the commitments of the Banks under the Reimbursement Agreement may be increased from time to time up to an aggregate amount not to exceed $600 million, subject to the satisfaction of certain conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: March 28, 2013

	By:	/s/ Stephen H. Weinstein
	Name:	Stephen H. Weinstein
	Title:	Senior Vice President, General Counsel & Corporate Secretary

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